Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Completes Acquisition of Oil and Gas Properties

HOUSTON, TEXAS, September 11, 2013—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has closed two separate transactions to acquire certain oil and natural gas properties from third parties in East Texas and in the Rockies for an aggregate purchase price of approximately $29 million, subject to customary purchase price adjustments.

The acquired properties consist of 237 gross (61 net) wells in East Texas, primarily in the Carthage and Willow Springs fields, and Wyoming, in the Moxa Arch field. MEMP will operate 22% of the total proved reserves. In total, MEMP acquired approximately 21.3 Bcfe of proved reserves, which are located approximately 82% in the Rockies and 18% in East Texas. The Rockies transaction has an effective date of April 1, 2013 and the East Texas transaction has an effective date of June 1, 2013.

Transaction Highlights

—	Expected to be immediately accretive to distributable cash flow and net asset value

—	Properties have a stable, long-lived production profile with a projected average annual PDP decline rate of approximately 8%

—	Estimated proved reserves of approximately 21.3 Bcfe (94% proved developed producing and 93% gas)

—	Estimated June net production of approximately 5.3 MMcfe/d (89% natural gas and 11% liquids)

—	Proved reserve to production ratio of 11 years

—	Assets have high operating margins and moderate capital expenditure requirements

“These acquisitions complement our existing asset base along with the previously announced acquisition in July and are expected to enhance distributable cash flow,” said John A. Weinzierl, Chairman, President and Chief Executive Officer.

Financial Highlights

MEMP funded the transactions with borrowings under its existing $1.0 billion multi-year revolving credit facility. Consistent with its hedging strategy, MEMP intends to hedge 85% of projected production volumes related to this acquisition through 2019.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas, East Texas/North Louisiana and California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds, which may differ materially from the estimates that were used in MEMP’s 2012 Annual Report on Form 10-K.

Contact:

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com